UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   McKenna, Ronald F.
   Sundstrand Corporation
   4949 Harrison Avenue
   P.O. Box 7003
   Rockford,, IL  61125-7003
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   April 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Operating Officer, Aerospace
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |12/16/|J(1)|V|.0154             |A  |$51.9375   |                   |D     |---                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/16/|J(1)|V|3.3192            |A  |$51.9375   |                   |D     | ---                       |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/31/|J(2)|V|23.279            |A  |$50.375    |                   |I     |401(k) Plan Trust          |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/17/|J(1)|V|.0138             |A  |$58.875    |                   |D     |---                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/17/|J(1)|V|2.9367            |A  |$58.875    |                   |D     |---                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/31/|J(2)|V|20.546            |A  |$60.50     |7,065.282          |I     |401(k) Plan Trust          |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/17/|J(3)|V|6.7578            |A  |$40.25     |                   |D     |---                        |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/18/|J(3)|V|.0248             |A  |$46.375    |                   |D     |---                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/17/|J(3)|V|.0196             |A  |$58.625    |                   |D     |---                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |09/16/|J(3)|V|.0197             |A  |$59.00     |                   |D     |---                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/16/|J(3)|V|.0224             |A  |$51.813    |                   |D     |---                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/17/|J(3)|V|.0197             |A  |$59.00     |                   |D     |---                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |04/24/|M   |V|10,000            |A  |$19.3125   |                   |D     |---                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |04/24/|S   |V|10,000            |D  |$66.5625   |39,859.0183        |D     |---                        |
                           |98    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |A  |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Nonqual Stock|$19.3125|4/24/|M   | |10,000     |D  |(4)  |12/01|Common Stock|10,000 |       |61,000(5)   |D  |---         |
 Option (Right to Buy)|        |98   |    | |           |   |     |/02  |            |       |       |            |   |            |
w/Tandem Tax Withholdi|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ng Right              |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)Acquired by Reporting Person pursuant to dividend reinvestment under Sundstrand Corporation's Dividend
Reinvestment
Plan.
(2)Allocated to the Reporting Person's account pursuant to an automatic dividend reinvestment feature of the
Sundstrand Corporation Employee Savings Plan-Sundstrand Stock
Fund.
(3)Acquired by Reporting Person pursuant to dividend reinvestment on Sundstrand stock held in account with
Smith Barney.
(4)Of the 10,000 stock options exercised by the Reporting Person, 10,000 first became exercisable on December
1,
1997.
(5)Of the 61,000 stock options held by the Reporting Person, 1,500 options first became exercisable on each of November 15, 1996, and November 15, 1997, and 1,500 will become exercisable on each of November 15, 1998, and November 15, 1999, all with an exercise price of $22.375 and an expiration date of November 15, 2004;
6,250 options will become exercisable on each of November 19, 1998, November 19, 1999, November 19, 2000,
and November 19, 2001, all with an exercise price of $38.9375 and an expiration date of November 19, 2006;
and 7,500 options will become exercisable on each of November 18, 1999, November 18, 2000, November 18,
2001, and November 18, 2002, all with an exercise price of $51.3125 and an expiration date of November 18,
2007. All of the nonexercisable stock options, in the event of a "Change in Control" as defined in the Plan under which they were granted, may become immediately exercisable unless specifically prohibited by the terms of applicable law.
SIGNATURE OF REPORTING PERSON
Ronald F. McKenna